SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 6, 2001

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On November 6, 2001, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended September 30, 2001. A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
99.1	Quarterly report to shareholders dated November 6, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.
Date: November 6, 2001	By: /s/C. James Bess
C. James Bess President and Chief Executive Officer

Exhibit 99.1

To our Shareholders:

The Company experienced a dramatic financial turn-around during the third quarter, ended September 30, 2001. However, the reasons for the turn-around have been a long time in the making. The Board of Directors and Management have been aggressively working for many months to deal with issues surrounding asset quality. Because of the tireless efforts of the Bank's employees, we are happy to bring you some very positive news. Progress with certain adversely classified loans has enabled the Bank to reduce its Allowance for Potential Loan and Lease Losses by about $2 million. This progress, coupled with core earnings, has provided third quarter after tax net income of $1.8 million. As a result, year-to-date after tax net income as of September 30, 2001 was $804,000.

Assets stood at $320.1 million as of September 30, 2001, compared to $311.1 million as of June 30, 2001. Deposits grew to $266.3 million for the period. Loans totaled $171.7 million and shareholders' equity was $32.8 million, or 10.23% of total assets at quarter end. The asset, deposit, and loan bases have remained substantial during the first three quarters of the year. The Bank remains very well capitalized and continues to enjoy an effective and productive complement of officers and employees.

Corrective action and re-engineering throughout the Bank, to comply with regulatory requirements, is nearing completion. After eleven months of extensive and exhausting effort, Management believes the Bank is, and will continue to become, an increasingly dynamic franchise that is better equipped to meet its strategic goals and objectives. While it is always difficult to predict the future, it is especially difficult given the current economy and the issues facing our Nation. Nevertheless, absent new problems developing, we believe that the Bank will continue to prosper and will conduct its business in a manner that satisfies our regulators, and benefits you, our shareholders and customers.

In the Bank's ongoing bid to serve customers, maintain and foster loan and deposit growth, considerable progress is being made reinforcing existing and long-standing relationships, as well as developing new business relationships. The Bank's present direction is reflected in its business development and marketing initiatives, and are briefly stated in two current slogans contained in recent newspaper and radio advertisements: CSB is "Community Oriented, Professionally Equipped, and Quality Driven", and "CSB's People Make the Difference". The CSB staff is prepared to serve your banking, trust, and brokerage needs, as well as those of your family, friends, and business associates. You are invited to call or stop in and let us demonstrate better ways of doing your banking with CSB.

You may be assured that Management and your Board of Directors will continue to be diligent in their efforts to further strengthen the Bank, enhance shareholder value, and resume shareholder dividend payments as soon as possible. Thank you for your ongoing loyalty, support, patience, and cooperation.

/s/C. James Bess

C. James Bess

President and Chief Executive Officer

QUARTERLY REPORT

SEPTEMBER 30, 2001

CSB

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	SEPTEMBER 30
	2001	2000

ASSETS:
Cash and due from banks	$12,435	$12,014
Federal funds sold	26,180	0
Securities	94,847	97,777
Net loans	171,693	208,539
Premises & equipment, net	9,288	9,097
Other assets	5,642	5,180
TOTAL ASSETS	$320,085 =======	$332,607 =======
LIABILITIES:
Deposits	$266,277	$265,508
Securities sold under agreements to repurchase	13,544	13,095
Federal funds purchased	0	12,100
Other borrowings	6,531	8,654
Other liabilities	973	1,212
TOTAL LIABILITIES	$287,325	$300,569
SHAREHOLDERS' EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,422
Retained earnings	10,644	10,600
Treasury stock	(1,338)	(1,377)
Accumulated other comprehensive income	366	(281)
TOTAL SHAREHOLDERS' EQUITY	$32,760	$32,038
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$320,085 =======	$332,607 =======

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	NINE MONTHS ENDED
	SEPTEMBER 30
	2001	2000
INTEREST INCOME:
Interest & fees on loans	$13,026	$14,887
Interest on securities	3,483	4,048
Other interest income	406	20
TOTAL INTEREST INCOME	$16,915	$18,955
INTEREST EXPENSE:
Interest on deposits	$8,413	$8,303
Other interest expense	614	1,163
TOTAL INTEREST EXPENSE	$9,027	$9,466
Net interest income	$7,888	$9,489
Less provision for loan losses	183	3,536
Net interest income after provision for loan losses	7,705	5,953
Total other income	1,498	1,461
Total other expense	8,796	6,647
Benefit from income taxes	(397)	(314)
NET INCOME	$804 ====	$1,081 =====
Earnings per Share	$0.31	$0.41

FINANCIAL HIGHLIGHTS
(000 OMITTED) EXCEPT SHARE DATA

	SEPTEMBER 30
	2001	2000
Assets	$320,085	$332,607
Net loans	171,693	208,539
Securities	94,847	97,777
Deposits	266,277	265,508
Shareholders' equity	32,760	32,038
Net income	804	1,081
Earnings per share	0.31	0.41
Book value per outstanding share	12.48	12.21
*Quarterly price per share: High Low	16.95 13.10	34.00 18.50

*Includes transactions reported by market makers and private transactions, known to the Company.

KEY RATIOS

	SEPTEMBER 30
	2001	2000
Return on average assets	0.34%	0.44%
Return on average equity	3.40%	4.42%
Loan to deposit	66.22%	80.52%
Capital to assets	10.23%	9.63%

Copies of

CSB BANCORP, INC.

S.E.C. Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio 44654

(800) 654-9015 or 330-674-9015

Stock Symbol: CSBB.OB

Website: www.csb1.com